Jeff Benjamin to retire as Avon’s General Counsel

LONDON, March 20, 2017 - Avon Products, Inc. (NYSE:AVP) today announces that Jeff Benjamin, Senior Vice President, General Counsel & Chief Ethics & Compliance Officer has decided to retire from Avon. Mr Benjamin joined Avon in 2012 after retiring from a successful 40-year career, 37 of which were at Novartis, formerly known as Ciba Geigy. He will remain in his current position until a successor is named. Avon will be hiring a General Counsel, who will be based in Avon’s global headquarters in the UK.
Sheri McCoy, CEO of Avon commented: “With the announcement of Jeff’s retirement later this year, we will be working to ensure a smooth transition to a new General Counsel & Chief Ethics and Compliance Officer. I would like to thank Jeff for his counsel and support throughout the past four and a half years and I wish him and his family good health and happiness.”

About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through nearly 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

SOURCE Avon Products, Inc.
For further information: INVESTORS: Gina Grant, 212-282-5320, investor.relations@avon.com, or ICR, Inc., Allison Malkin/Caitlin Morahan, 203-682-8200; MEDIA: Brunswick Group, Claudia Gray, (212) 333-3810